Exhibit 99.1

NASDAQ: FOR RELEASE: DATE:	CHFC and BWFC IMMEDIATELY MAY 1, 2001

CONTACT:	CHEMICAL FINANCIAL CORPORATION Aloysius J. Oliver, President and Chief Executive Officer (989) 839-5350

BANK WEST FINANCIAL CORPORATION Ronald A. Van Houten, President and Chief Executive Officer or Kevin A. Twardy, Chief Financial Officer (616) 785-3400

CHEMICAL FINANCIAL CORPORATION ANNOUNCES INTENT TO ACQUIRE
BANK WEST FINANCIAL CORPORATION

          Midland, Michigan and Grand Rapids, Michigan -- Aloysius J. Oliver, President and CEO of Chemical Financial Corporation ("Chemical"), and Robert J. Stephan, Chairman, and Ronald A.Van Houten, President and CE O of Bank West Financial Corporation ("Bank West"), announced today that they have signed a letter of intent for the merger of Bank West into Chemical. In the merger, shareholders of Bank West would receive $11.50 cash for each share of Bank West common stock in a taxable transaction. The total value of the transaction is currently estimated at approximately $29.8 million.

          Bank West is a holding company headquartered in Grand Rapids, Michigan, with total assets of approximately $279 million, total deposits of $179 million and total loans of $225 million, as of March 31, 2001. It is the parent company of Bank West, a Michigan stock savings bank. Bank West provides banking services through five offices located in Kent and Ottawa Counties.

          Mr. Oliver stated, "The proposed merger with Bank West provides a logical extension of Chemical's markets and will fill the gap between Chemical Bank West headquartered in Cadillac, Michigan, and Chemical Bank Shoreline headquartered in Benton Harbor, Michigan. We believe Chemical's community bank philosophy, coupled with the ability to offer new

PRESS RELEASE
May 1, 2001

banking products, should be well received and provide strong demand for Chemical's banking services."

          According to Ronald A. Van Houten, "This proposed affiliation with Chemical will provide to our customers a broad variety of banking products, and trust services, while maintaining the same personal service they have always enjoyed."

          The proposed merger is subject to execution of a definitive agreement, approval by Bank West shareholders, approval by banking regulators, and other customary conditions. It is expected to be completed during the fourth quarter of this year. However, there can be no assurances that a definitive agreement will be executed.

          Chemical Financial Corporation is a multi-bank holding company headquartered in Midland, Michigan, with total assets of approximately $3.1 billion as of March 31, 2001. Chemical's four subsidiary banks operate 118 "Chemical Bank" offices and two loan production offices spread over 30 counties in the lower peninsula of Michigan.

          Chemical Financial Corporation common stock is traded on The Nasdaq Stock Market under the symbol "CHFC" and Bank West Financial Corporation is traded on The Nasdaq Stock Market under the symbol " BWFC."

FORWARD LOOKING STATEMENTS

          When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words "will," "expect," " continue," "anticipate," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Chemical and Bank West wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise

PRESS RELEASE
May 1, 2001

readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could cause actual results to differ materially from those anticipated or projected.

          The parties do not undertake, and specifically disclaim, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

          Bank West will be filing relevant documents concerning the merger with the Securities and Exchange Commission ("SEC"). WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Bank West will be available free of charge from the Secretary of Bank West at 2185 Three Mile Road, N.W., Grand Rapids, Michigan 49544-1451, telephone (616) 785-3400. BANK WEST INVESTORS SHOULD READ THE PROXY STATEMENT AND OTHER DOUCMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

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